                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:
[   ]     Preliminary Proxy Statement
[ X ]     Definitive Proxy Statement
[   ]     Definitive Additional Materials
[   ]     Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[   ]     Confidential, for use of the Commission Only (as permitted by Rule
14a-6(e)(2))

                            PDG ENVIRONMENTAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, If Other Than The Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]     No fee required.
[   ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

          1)     Title of each class of securities to which transaction applies:

           ---------------------------------------------------------------------

          2)     Aggregate number of securities to which transaction applies:

           ---------------------------------------------------------------------

          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
           (Set forth the amount on which the fee is calculated and state how it was determined).

           ---------------------------------------------------------------------

          4)     Proposed maximum aggregate value of transaction:

           ---------------------------------------------------------------------

          5)     Total fee paid:

           ---------------------------------------------------------------------

[   ]     Check box if any part of the fee is offset as provided by Exchange Act
          Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)     Amount Previously Paid:

           ---------------------------------------------------------------------

          2)     Form, Schedule or Registration Statement No.:

           ---------------------------------------------------------------------

          3)     Filing Party:

           ---------------------------------------------------------------------

          4)     Date Filed:

           ---------------------------------------------------------------------

                            PDG ENVIRONMENTAL, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of PDG Environmental, Inc. (the "Corporation") will be held at the Ramada Inn, 699 Rodi Road, Pittsburgh, Pennsylvania 15235, on Tuesday, September 7, 1999 at 9:00 o'clock a.m., Eastern Daylight Time, for the following purposes:

     (a)     To elect five (5) directors for a term of one (1) year each;

     (b) To ratify Ernst & Young, LLP as the Corporation's independent auditors; and

     (c) To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed July 26, 1999, at the close of business, as the record date for the purpose of determining the stockholders who are entitled to receive notice of and to vote at the Annual Meeting.

Stockholders are requested to sign, date and return the enclosed proxy in the accompanying stamped and addressed envelope.

                                      Dulcia Maire
                                      Secretary

Monroeville, Pennsylvania
August 2, 1999

                                PROXY STATEMENT

                            PDG ENVIRONMENTAL, INC.
                                300 OXFORD DRIVE
                        MONROEVILLE, PENNSYLVANIA 15146
                                 (412) 856-2200

                   ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                               SEPTEMBER 7, 1999

This Proxy Statement is being furnished to all stockholders of PDG Environmental, Inc. (the "Corporation") in connection with the solicitation of proxies by its board of directors (the "Board of Directors") for use at the annual meeting of the stockholders of the Corporation to be held on September 7, 1999, and any adjournment or postponement thereof (the "Annual Meeting"), which is being held for the purpose of: (a) electing five (5) directors for a term of one (1) year each; (b) ratifying the appointment of Ernst & Young, LLP as the Corporation's independent auditors; and (c) transacting such other business as may properly come before the meeting or any adjournment thereof. This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders are being sent to the stockholders of the Corporation on or about August 5, 1999. A copy of the Annual Report for the fiscal year ended January 31, 1999 accompanies this Proxy Statement or has been previously mailed to stockholders entitled to vote at the Annual Meeting.

                               THE ANNUAL MEETING

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of PDG Environmental, Inc. (the "Corporation") for use at the Annual Meeting of Stockholders of the Corporation to be held on September 7, 1999 at 9:00 a.m. local time at the Ramada Inn, 699 Rodi Road, Pittsburgh, Pennsylvania 15235, and at any adjournment or postponement thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and accompanying Notice of Annual Meeting of Stockholders are being sent to the stockholders of the Corporation on or about August 5, 1999.

VOTING RIGHTS AND PROXY INFORMATION.

The Board of Directors of the Corporation has fixed the close of business on July 26, 1999 as the record date for the determination of stockholders of the Corporation entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof (the "Record Date"). All holders of record of shares of either common stock, par value $0.02, of the Corporation ("Common Stock") or Series A cumulative convertible preferred stock, par value $0.01, of the Corporation ("Series A Preferred Stock") will be entitled to vote at the Annual Meeting on all matters voted upon. On the Record Date, there were 8,394,296 shares of Common Stock outstanding and entitled to vote and 6,000 shares of Series A Preferred Stock which entitle the holders thereof to vote 26,736 shares when voting with the Common Stock as a single class. On the Record Date, the Common Stock was held by 2,243 stockholders of record and the Series A Preferred Stock was held by 1 stockholder of record.

On all matters to be voted upon at the Annual Meeting, the holders of shares of Common Stock and Series A Preferred Stock will vote together as a single class with each holder of Common Stock entitled to cast one (1) vote per share and each holder of Series A Preferred Stock entitled to such number of votes as equals the number of shares of Common Stock into which each share of Series A Preferred Stock is then convertible. On the Record Date, each share of Series A Preferred Stock was convertible into 4.46 shares of Common Stock. The presence, in person or by properly executed proxy, of the holders of the majority of the outstanding shares of Common Stock and Series A Preferred Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting.

As of July 18, 1999, the directors and officers of the Corporation as a group controlled approximately 31.9% of the Common Stock and Series A Preferred Stock voting as a single class. See "Security Ownership of Certain Beneficial Owners and Management." Each director and officer of the Corporation has indicated that he or she intends to vote in favor of each of the matters to be acted upon at the Annual Meeting.

All shares of Common Stock and Series A Preferred Stock which are represented at the Annual Meeting by properly executed proxies received by the Board of Directors prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting and will be voted in accordance with the instructions indicated on such proxies including any instruction directing abstention from voting. If no instructions are indicated with respect to any shares for which properly executed proxies are received, such proxies will be voted FOR the election of the five (5) nominees for the Board of Directors and FOR the ratification of the independent auditors. Management and the Board of Directors do not know of any other matters to be brought before the Annual Meeting.

Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before it is voted. Proxies may be revoked by filing a written notice of such revocation with the Secretary, PDG Environmental, Inc., 300 Oxford Drive, Monroeville, Pennsylvania 15146. In addition, a proxy will be deemed to be revoked if the shareholder either (a) attends and votes at the Annual Meeting, or (b) executes and delivers to the Secretary a proxy bearing a later date.

Proxies are being solicited by and on behalf of the Board of Directors of the Corporation. All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Corporation. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Corporation in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for any out-of-pocket expenses incurred by them in connection with such solicitation. Proxies will be tabulated by the Corporation's transfer agent, Continental Stock Transfer & Trust Company, as they are received and updated at the Annual Meeting.

                                 OTHER BUSINESS

Other than the election of the Board of Directors and the ratification of the independent auditors, the Board of Directors does not intend to bring any other matters before the Annual Meeting. However, if any other matter shall properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their judgment on such matters.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of July 18, 1999 with respect to beneficial ownership of the Corporation's Common Stock and the Corporation's Series A Preferred Stock voting as a single class by: (i) all persons known to the Corporation to be considered to own beneficially more than five (5%) percent of the Corporation's Common Stock and Series A Preferred Stock voting as a single class; (ii) all directors of the Corporation; and (iii) all of the Corporation's officers and directors as a group.

                                                                                            PERCENTAGE
                                                      AMOUNT AND NATURE                      OF CLASS
                                                        OF BENEFICIAL                        OF COMMON
           NAME OF BENEFICIAL OWNER                  OWNERSHIP OF STOCK                  SHARES OWNED(10)
           ------------------------              ---------------------------         -------------------------
John C. Regan (1)(2)(3)(9)                                2,013,056                            20.7
Richard A. Bendis (1)(4)(9)                                  50,250                               *
Edgar Berkey (1)(7)(9)                                       10,000                               *
James D. Chiafullo (1)(7)(9)                                 10,000                               *
Edwin J. Kilpela (1)(5)(9)                                   20,000                               *
Lawrence J. Horvat (2)(6)
  300 Oxford Drive
  Monroeville, Pennsylvania 15146                           547,548                             5.6
All directors and officers of the Corporation
  as a group including those named above (10
  persons) (8)                                            3,101,227                            31.9

---------------
(1)      Director

(2)      Officer

(3) Includes 50,000 shares of Common Stock that may be acquired pursuant to options granted under the Employee Director Plan (as hereinafter defined) and 110,000 shares of Common Stock that may be acquired pursuant to options granted under the Employee Incentive Stock Option Plan.

(4) Includes 40,250 shares of Common Stock that may be acquired pursuant to options granted under the Non-Employee Director Plan (as hereinafter defined) and 10,000 shares of Common Stock that may be acquired pursuant to non-qualified stock options.

(5) Includes 20,000 shares of Common Stock that may be acquired pursuant to options granted under the Non-Employee Director Plan (as hereinafter defined).

(6) Includes 80,000 shares of Common Stock that may be acquired pursuant to options granted under the Employee Incentive Stock Option Plan.

(7) Includes 10,000 shares of Common Stock that may be acquired pursuant to options granted under the Non-Employee Director Incentive Stock Option Plan.

(8) Includes 681,250 shares of Common Stock that may be acquired pursuant to options granted under the Employee Incentive Stock Option Plan to officers of the Corporation, the Employee Director Plan and the Non-Employee Director Plan.

(9)      Nominee for director.

(10) Percentage is of all voting shares assuming conversion of the Corporation's Series A Preferred Stock to Common Stock and the conversion of stock options into Common Stock of the Corporation.

 *       Indicates less than 1%.

                             ELECTION OF DIRECTORS

The Board of Directors currently consists of five (5) directors who hold office for a term of one (1) year each. Five (5) directors are to be elected at this Annual Meeting for a term of one (1) year each. All properly executed proxies received in response to this solicitation will be voted as specified in the proxy. Unless otherwise specified in the proxy, it is the intention of the persons named in such proxies to vote FOR the nominees listed below. If events not now known or anticipated make any of the nominees unable to serve, the proxies will be voted in the discretion of the holders thereof for other nominees not named herein in lieu of those unable to serve, or the size of the Board of Directors may be reduced.

The following table sets forth information regarding the directors and nominees of the Corporation. All of the nominees are currently serving as directors and were elected at the 1998 Annual Meeting of the Corporation's stockholders to serve until the next annual meeting of the Corporation's stockholders. Each of the nominees has consented to serve as a director if elected.

      NAME, AGE AND                 YEAR FIRST
  PRINCIPAL OCCUPATION               ELECTED                            CERTAIN OTHER INFORMATION
  --------------------               -------                            -------------------------
NOMINEES TO BE ELECTED BY
THE HOLDERS OF THE COMMON
STOCK AND SERIES A
PREFERRED STOCK VOTING AS
A SINGLE CLASS
John C. Regan (55)                     1989                 Mr. Regan has served in his present position since
Chairman and Chief                                          December 1990 and has served as a director of the
Executive Officer of PDG                                    Corporation since April 1989. He is the founder of
Environmental, Inc.                                         Project Development Group, Inc., now a
                                                            wholly-owned subsidiary of the Corporation which
                                                            engages in asbestos abatement services, and has
                                                            served as that corporation's Chairman and
                                                            President since 1984. Mr. Regan also served as
                                                            Chairman of the Board of Directors of PDG
                                                            Remediation, Inc. (PDGR), a company which provides
                                                            remediation services to assist customers in
                                                            complying with environmental laws and regulations,
                                                            from July 1994 until August, 1996.
Richard A. Bendis (52)                 1986                 Mr. Bendis is President of Kansas Technology
President of KTEC and                                       Enterprise Corporation (KTEC). Mr. Bendis also is
Investment Banking                                          founder and Managing Director of Management
Consultant                                                  Resources of America, which provides consulting
                                                            and investment banking/venture capital services,
                                                            and founder and Managing Director of
                                                            Commercialization Centers of America, which
                                                            provides consulting services to governmental units
                                                            concerning commercialization networks and venture
                                                            capital funds. Mr. Bendis currently serves on the
                                                            White House U.S. Innovation Partnership Advisory
                                                            Task Force.

      NAME, AGE AND                 YEAR FIRST
  PRINCIPAL OCCUPATION               ELECTED                            CERTAIN OTHER INFORMATION
  --------------------               -------                            -------------------------
Edgar Berkey (58)                      1998                 Dr. Berkey is a nationally recognized expert on
Vice President and Chief                                    environmental technologies and is currently the
Science Officer of                                          Vice President and Chief Science Officer of
Concurrent Technologies                                     Concurrent Technologies Corp. (CTC). He is a
Corp.                                                       member and Chairman of several environmental
                                                            advisory committees for the U.S. Department of
                                                            Energy and the U.S. Environmental Protection
                                                            Agency. He also chairs the Scientific Advisory
                                                            Board of the North America Environmental Fund, LP,
                                                            which invests in emerging environmental companies
                                                            that can benefit from NAFTA. Dr. Berkey is the
                                                            former President and co-founder of the Center for
                                                            Hazardous Materials Research. Dr. Berkey
                                                            previously served on the Corporation's Board of
                                                            Directors from 1991-1995. He resigned from the
                                                            Corporation's Board of Directors in 1995 to serve
                                                            as a Director of PDG Remediation, Inc., which at
                                                            that time was an affiliate of the Corporation. He
                                                            resigned from the Board of Directors of PDG
                                                            Remediation, Inc. in 1996.
James D. Chiafullo (41)                1998                 Mr. Chiafullo is a Director in the law firm of
Partner, Cohen & Grigsby                                    Cohen & Grigsby, P.C. headquartered in Pittsburgh.
                                                            Prior to joining Cohen & Grigsby, P.C., Mr.
                                                            Chiafullo was a General Partner with Thorp Reed &
                                                            Armstrong LLP for more than ten years. Prior to
                                                            joining Thorp Reed & Armstrong, LLP, Mr. Chiafullo
                                                            was a lawyer with Gulf Oil Corporation in Houston,
                                                            Texas. Cohen & Grigsby provides legal services to
                                                            the Corporation. Mr. Chiafullo is a member of the
                                                            Board of Directors of the Western Pennsylvania
                                                            Epilepsy Foundation.
Edwin J. Kilpela (53)                  1997                 Mr. Kilpela is currently an independent business
Consultant                                                  consultant, previously he was President and Chief
                                                            Executive Officer from 1997 to 1998 of Noxso
                                                            Corporation. Noxso is a developmental
                                                            environmental company. Previously, he was
                                                            President of Ansaldo Ross Hill, a power
                                                            electronics firm in Houston, Texas from 1996 until
                                                            1997. Mr. Kilpela was with Westinghouse Electric
                                                            Corporation from 1969 to 1996 including serving as
                                                            General Manager of the Environmental Services
                                                            Division from 1991 to 1996.

During the fiscal year ended January 31, 1999, there were three regular meetings of the Board of Directors, and each of the incumbent directors attended at least 75% of the total number of meetings of the Board of Directors. Each of the incumbent directors attended at least 75% of the meetings of the committees of the Board of Directors on which they served during such fiscal year.

The Board of Directors has several committees which perform various functions. The Audit Committee reviews the work of the Corporation's independent auditors and management to ensure that each is properly discharging its responsibilities in the area of financial control and reporting. This committee presently consists of Messrs. Bendis, Berkey, Chiafullo and Kilpela. The Audit Committee held one meeting in the fiscal year ended January 31, 1999.

The Nominating Committee recommends prospective nominees for election to the Board of Directors. This committee currently consists of Mr. Regan. The Nominating Committee held one meeting during the fiscal year ended January 31, 1999. The Nominating Committee will consider nominees recommended by stockholders in accordance with the Corporation's

By-Laws. Any such recommendations are to be submitted to the Secretary of the Corporation in accordance with the By-Laws.

The Compensation Committee is responsible for administering the Corporation's Employee Incentive Stock Option Plan, designating the employees eligible to participate in such plan, the number of options to be granted and the terms and conditions of each option. The Compensation Committee also reviews the performance of the Corporation's management and makes recommendations with respect to the compensation of management. The Compensation Committee consists of Messrs. Bendis, Berkey, Chiafullo and Kilpela and did not meet during the fiscal year ended January 31, 1999.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Messrs. Bendis, Berkey, Chiafullo and Kilpela.

                        EXECUTIVE OFFICERS; COMPENSATION

         EXECUTIVE OFFICERS
    NAME                        AGE                                  POSITION HELD
    ----                        ---                                  -------------
John C. Regan                    55                 Chairman, President and Chief Executive Officer
Dulcia Maire                     47                 Secretary
Ms. Maire has served in her present position since April 1989.

SUMMARY COMPENSATION TABLE

The following table sets forth information with respect to the named executives concerning their respective annual and long-term compensation for the last three fiscal years.

                                                   SUMMARY COMPENSATION TABLE
                                                                                            Long Term Compensation
                                                                                            ----------------------
                          Annual Compensation                                          Awards Payouts
                          -------------------                                          --------------
         (a)           (b)       (c)       (d)               (e)                  (f)         (g)        (h)             (i)
                                                         Other Annual         Restricted    Options/    LTIP          All Other
      Name and                Salary(A)   Bonus          Compensation            Stock      SARs(#)    Payouts       Compensation
 Principal Position    Year      ($)      ($)(B)             ($)               Award(s)      (C)(D)      ($)             (E)$
 ------------------    ----   ---------   ------       ----------------       -----------   --------   -------       ------------
John C. Regan          1999    186,250        --           --                    --              --      --             20,395
Chairman and CEO
                       1998    175,000    20,000           --                    --          60,000      --             21,886
                       1997    159,435     6,850           --                    --          50,000      --             15,707

(A) Represents actual cash compensation.

(B) Mr. Regan received a bonus of $20,000 and $6,850 in fiscal 1999 and 1998, respectively, for the attainment of budgeted operating results in the previous fiscal year.

(C) Mr. Regan received options to purchase 50,000 shares of the Corporation's Common Stock for $0.396 per share as part of awards for fiscal 1997 under the Incentive Stock Option Plan. The options expire in 2006.

(D) Mr. Regan received options to purchase 60,000 shares of the Corporation's Common Stock for $0.396 per share as part of awards for fiscal 1998 under the Incentive Stock Option Plan. The options expire in 2008.

(E) Represents the value of insurance premiums with respect to term life insurance paid by the Corporation for the benefit of Mr. Regan.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

The following table sets forth information with respect to the named executives concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

     (a)                   (b)                     (c)                     (d)                       (e)
                                                                                                  Value of
                                                                        Number of                Unexercised
                                                                       Unexercised              In-the-Money
                                                                       Options/SARs             Options/SARs
                         Shares                                        at FY-End(#)            at FY-End($)(A)
                       Acquired on                Value                Exercisable/             Exercisable/
    Name              Exercise (#)             Realized($)            Unexercisable             Unexercisable
    ----              ------------             -----------            -------------             -------------
John C. Regan               0                       0                   160,000/0                $ 56,000/0

(A) Market value of Common Stock at year-end bid price per share minus the exercise price.

COMPENSATION OF DIRECTORS

The outside directors of the Corporation receive $500 for each meeting they attend plus reimbursement for their actual expenses incurred in attending such meetings. In addition, the Corporation has established the 1990 Non-Employee Director Stock Option Plan (the "Non-Employee Plan") which provides for the grants of options to non-employee directors to purchase an aggregate of up to 350,000 shares of Common Stock subject to adjustment in the event of any change in the Common Stock. Under the Non-Employee Plan, the exercise price of options granted shall be 100% of the fair market value of such shares on the date such options are granted subject to adjustment as provided in the plan. At the 1991 Annual Meeting, pursuant to the terms of the Non-Employee Plan, Mr. Bendis was granted options to purchase 48,750 shares of Common Stock. During the fiscal year ended January 31, 1994, Mr. Bendis exercised options to purchase 38,500 shares of the Corporation's Common Stock. At the 1996 Annual Meeting, approval was received to amend the Plan to provide for the award of 10,000 options to purchase Common Stock of the Corporation upon a Director's re-election to the Board of Directors. Mr. Bendis was awarded 10,000 options to purchase Common Stock of the Corporation upon his re-election as Director in 1997 and was awarded 10,000 options to purchase Common Stock of the Corporation upon his re-election as Director in 1998.

Mr. Kilpela was awarded 40,000 options to purchase Common Stock of the Corporation under the Non-Employee Plan upon his election to the Board of Directors at the 1997 Annual Meeting. The exercise price is 100% of the fair value of such shares on the date such options are granted subject to adjustment as provided by the plan. The options vest ratably over four years. Currently, 20,000 of the options granted Mr. Kilpela have vested with another 10,000 options vesting upon his re-election to the Board of Directors at the 1999 Annual Shareholder Meeting.

Dr. Berkey was awarded 40,000 options to purchase Common Stock of the Corporation under the Non-Employee Plan upon his election to the Board of Directors as part of the 1998 Annual Shareholder Meeting. The exercise price is 100% of the fair value of such shares on the date Dr. Berkey was appointed to the Board of Directors. The options vest ratably over four years. Currently, 10,000 of the options awarded to Dr. Berkey have vested, but 10,000 options will vest upon his election to the Board of Directors at the 1999 Annual Shareholders Meeting.

Mr. Chiafullo was awarded 40,000 options to purchase Common Stock of the Corporation under the Non-Employee Plan upon his election to the Board of Directors as part of the 1998 Annual Shareholder Meeting. The exercise price is 100% of the fair value of such shares on the date Mr. Chiafullo is elected to the Board of Directors. The options vest ratably over four years. Currently, 10,000 of the options awarded to Mr. Chiafullo have vested, but 10,000 options will vest upon his election to the Board of Directors at the 1999 Annual Shareholders Meeting.

Employee directors are not compensated in their role as directors with the exception of grants under the 1990 Employee Director Stock Option Plan (the "Employee Director Plan") pursuant to which options to purchase an aggregate of up to 250,000 shares of Common Stock, subject to adjustment in the event of any change in the Common Stock, may be granted to employee directors. Under the Employee Director Plan, the exercise price of options granted shall be 100% of the fair market value of such shares on the date such options are granted. At the 1991 Annual Meeting, Mr. Regan was granted options to purchase 50,000 shares pursuant to the terms of the Employee Director Plan. No options granted pursuant to the Employee Director Plan have been exercised.

BOARD COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has provided the following Compensation Committee Report to the PDG Environmental Board of Directors:

The Corporation has a multi-level approach to determining executive compensation. Individual performance and responsibility of each executive officer is evaluated in relation to 1) base salary, 2) comparative compensation surveys, 3) benefits, and 4) stock option plan with incentive driven vesting. With this philosophy, the Corporation feels confident that it can attract and retain quality top management and reinforce the strategic plans of the Corporation through the use of performance objectives.

The review of executive compensation is conducted by the Chief Executive Officer who reports to the Compensation Committee. The Compensation Committee reviews and ultimately approves the executive compensation.

Individual Performance

Performance management reviews are conducted periodically for all employees of the Corporation and executive officers. Individual goals are established at that time, incorporating the overall objectives of the Corporation. As part of the review, consideration is given to an executive officer's specific area of responsibility, accomplishments and contributions.

Base Compensation

The Corporation offers competitive salaries as compared to salaries offered by companies in similar environmental and hazardous waste remediation companies.

Comparative Compensation Surveys

The Corporation reviews salary surveys from outside sources which evaluate similar environmental and hazardous waste remediation companies and provide comparisons on base salaries, appraisal systems, benefits and other specialty surveys. The comparison group used for compensation is more similar to the Corporation than the group used in the performance graph in that the performance graph companies have more diverse areas of operations, such as landfills, and hazardous waste treatment facilities while the compensation group is environmental remediation service companies.

Benefits

The basic benefits offered to executive officers, which include group health insurance, group term life insurance and disability insurance are the same as those provided to other employees of the Corporation. Additionally, certain executive officers are provided with automobile allowances or company automobiles, individual term life insurance policies for their benefit and club memberships which are used for both business and personal purposes.

Stock Option Plans

All executive officers are eligible to participate in the Corporation's Incentive Stock Option Plan. Periodic grants of options are approved by the Compensation Committee and are intended to provide executives with the opportunity to buy and maintain an equity interest in the Corporation and share in the appreciation of the value of the stock. In addition, Mr. Regan is eligible to participate in the Corporation's Employee Director Plan.

On June 17, 1996, the Compensation Committee recommended and the Board approved the proposal and related grant of 100,000 options for the achievement of budgeted operating results for the second half of fiscal 1997 and 120,000 options for the achievement of budgeted operating results for fiscal 1998 for executive officers including Mr. Regan. All of the options for the second half of fiscal 1997 vested as the Corporation exceeded budgeted financial goals by 25%. All of the options for fiscal 1998 vested as the Corporation exceeded budgeted financial goals by $100,000.

On March 2, 1998, the Compensation Committee recommended and the Board approved the proposal and related grant of 19,000 options for the achievement of budgeted operating results for fiscal 1999 for executive officers including Mr. Regan. Additionally, the executive officers, including Mr. Regan, participate in a supplemental incentive pool with corporate office personnel and are eligible to share in the award of up to 37,000 options for achievement of operating results for fiscal 1999 in excess of budget. None of the options for fiscal 1999 vested as the Corporation did not meet its financial goals for fiscal 1999.

For fiscal 2000, the Compensation Committee recommended and the Board approved the proposal and related grant of 19,000 options for the achievement of budgeted operating results for fiscal 2000 for executive officers including Mr. Regan. Any of the options not earned or awarded for the achievement of fiscal 2000 goals will vest to the respective employees in November 2006. Additionally, the executive officers, including Mr. Regan, participate in a supplemental incentive pool with corporate office personnel and are eligible to share in an award of up to 37,000 options for achievement of operating results for fiscal 2000 in excess of budget.

Compensation of All Executive Officers

The base pay of executive officers for the fiscal year ended January 31, 1999 was determined on the basis of the Compensation Committee's overall assessment of the executive officer's performance and competitive market data on salary levels. No incentives were paid based upon the achievement of budgeted operating results for fiscal 1999. The base pay of the executive officers is not directly related to the Corporation's performance.

Compensation of John C. Regan, Chairman and Chief Executive Officer

The Committee established the compensation of John C. Regan, Chairman and Chief Executive Officer, using the same criteria that were used to determine compensation levels for all executive officers. Mr. Regan's base pay was determined based on the Committee's assessment of Mr. Regan's performance and competitive market data on salary levels. Additionally, Mr. Regan received a $20,000 bonus based upon the achievement of budgeted operating results for fiscal 1998.

In addition to his base pay and bonus, Mr. Regan is provided with three individual term life insurance policies for his benefit in the amounts of $2,000,000, $1,000,000 and $200,000, a supplemental disability income policy and club memberships.

On June 17, 1996, the Compensation Committee recommended and the Board approved the proposal and related grant of 50,000 options for achievement of budgeted results for the second half of fiscal 1997 and 60,000 options for the achievement of budgeted operating results for fiscal 1998 to Mr. Regan. The 50,000 options for the second half of fiscal 1997 vested as the Corporation exceeded budgeted financial goals by 25% and the 60,000 options for fiscal 1998 vested as the Corporation exceeded budgeted financial goals by $100,000.

On March 2, 1998, the Compensation Committee recommended and the Board approved the proposal and related grant of 10,000 options for the achievement of budgeted results for fiscal 1999 to Mr. Regan. Additionally, Mr. Regan participated in a supplemental incentive pool with corporate office personnel and was eligible to share in the award of up to 37,000 options for the achievement of operating results for fiscal 1999 in excess of budget. Mr. Regan's base salary was increased by 9% effective April 1, 1998, and he was eligible to receive a supplemental cash bonus of $25,000, $50,000 and $75,000 if the January 31, 1999 stock price of the Corporation Common Stock exceeds $4.00 per share, $5.00 per share and $6.00 per share, respectively. As the Corporation did not meet its financial goals and the Common Stock share price on January 31, 1999 did not exceed $4.00 per share, no options or supplemental cash bonus awards were made for fiscal 1999 to Mr. Regan.

The Compensation Committee recommended and the Board approved the same incentives program for fiscal 2000 for Mr. Regan as was in effect for fiscal 1999. There was no adjustment to Mr. Regan's base compensation.

This report has been approved by all members of the Compensation Committee.

              Respectfully submitted,

              Richard A. Bendis, Chairman

PERFORMANCE GRAPH

The graph on the next page compares the value of the Common Stock, to the NASDAQ market index and an industry index representing SIC Code No. 4953-Refuse Systems. Each of the total cumulative total returns presented assumes a $100 investment on January 31, 1994 and reinvestment of dividends. The industry index is comprised of the following securities: Allied Waste Industries, Inc.; American Ecology Corporation; ATG, Inc.; Autonation, Inc.; Avalon Holdings Corporation; Browning-Ferris Industries; Casella Waste Systems, Inc.; Clean Harbors, Inc.; Commodore Applied Technology, Inc.; Envirogen, Inc.; Environmental Safeguards, Inc.; ICHOR Corporation; KTL, Inc.; Med/Waste, Inc.; Mercury Waste Solutions, Inc.; MPM Technologies, Inc.; Perma-Fix Environmental Services; Republic Industries, Inc.; Safety-Kleen, Corporation; Scherer Healthcare, Inc.; Sevenson Environmental; Stericycle, Inc.; Superior Services, Inc.; Synagro Technologies, Inc.; Thermoretec Corporation; Three CI Complete Compl; Waste Connections, Inc.; Waste Industries, Inc.; Waste Management Int.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                         AMONG PDG ENVIRONMENTAL, INC.,
                     NASDAQ MARKET INDEX AND REFUSE SYSTEMS

                                                   PDG ENVIRONMENTAL,                                         NASDAQ MARKET
                                                          INC.                   REFUSE SYSTEMS                   INDEX
                                                   ------------------            --------------               -------------
'1994'                                                   100.00                      100.00                      100.00
'1995'                                                    90.91                       89.65                       94.51
'1996'                                                    36.36                      100.97                      132.97
'1997'                                                    29.09                      134.10                      174.14
'1998'                                                   133.82                      104.02                      205.11
'1999'                                                    58.91                      103.15                      320.12

                     ASSUMES $100 INVESTED ON FEB. 1, 1994
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING JAN. 31, 1999

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

At January 31, 1999, the Corporation and its subsidiaries maintained outstanding personal loans to Mr. Regan in the amount of $95,000. This personal loan is evidenced by a demand note and bears interest at the rate of 6% per annum. This loan was made to provide Mr. Regan with funds to satisfy personal obligations. The loan to Mr. Regan was made in a series of installments from April 1990 to August 1990. The amount specified represents the highest outstanding balances of the loans during the Corporation's fiscal year.

                      RATIFICATION OF INDEPENDENT AUDITORS

Ernst & Young, LLP served as independent auditors for the Corporation for the fiscal year ended January 31, 1999. The Board of Directors has selected Ernst & Young, LLP as its independent auditors for the fiscal year January 31, 2000 and is asking the stockholders to ratify that selection. Representatives of Ernst & Young, LLP will be present at the annual meeting and are expected by management to respond to appropriate questions.

                STOCKHOLDERS' PROPOSALS FOR 2000 ANNUAL MEETING

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), stockholders may present proper proposals for inclusion in the Corporation's proxy statement and for consideration at the next Annual Meeting of Stockholders by submitting such proposals to the Corporation in a timely manner. In order to be so included for the 2000 Annual Meeting, stockholder proposals must be received by the Corporation no later than May 2, 2000 and must otherwise comply with the requirements of Rule 14a-8. Stockholder proposals submitted outside the processes of Rule 14a-8 must be received by the Corporation no later than June 16, 2000 and must otherwise comply with the requirements of Rule 14a-4(c) under the Exchange Act; in accordance with Rule 14a-4(c), proxy holders will have discretionary authority to vote in accordance with their judgment upon any such proposal which is not timely received by the Corporation or which does not otherwise comply with Rule 14a-4(c).

                             FINANCIAL INFORMATION

The following information comprises a part of the Annual Report of the Corporation for the fiscal year ended January 31, 1999:

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The registrant's common stock has traded on the OTC Bulletin Board since September 1996. Prior to that, it was listed for trading on NASDAQ Small Cap (Symbol: PDGE) and the information presented for the following periods reflects the high and low bid information as reported by the OTC Bulletin Board and NASDAQ.

                                                    MARKET PRICE RANGE
                                          FISCAL 1999                 FISCAL 1998
                                          -----------                 -----------
                                      HIGH           LOW          HIGH           LOW
                                      -----         -----         -----         -----
First Quarter                         $2.28         $1.37         $0.81         $0.42
Second Quarter                         1.68          1.03          0.87          0.56
Third Quarter                          1.37          0.68          1.12          0.71
Fourth Quarter                         1.12          0.75          2.18          1.06

At April 19, 1999, the registrant had 2,167 stockholders of record.

The registrant has not historically declared or paid dividends with respect to its common stock and has no intention to pay dividends in the foreseeable future. The registrant's ability to pay preferred and common dividends is prohibited due to limitations imposed by the registrant's Series A Preferred Stock which require that dividends must be paid to holders of preferred stock prior to the payment of dividends to holders of common stock.

ITEM 6. SELECTED FINANCIAL DATA

The following table reflects selected consolidated financial data for the registrant for the five fiscal years ended January 31, 1999.

                                                                 FOR THE YEARS ENDED JANUARY 31,
                                                  1999          1998*         1997          1996          1995
                                                 ---------------------------------------------------------------
                                                                (THOUSANDS EXCEPT PER SHARE DATA)
OPERATING DATA
Contract revenues                                $36,828       $24,610       $16,183       $16,215       $17,659
Gross margin                                       5,306         4,319         2,485         1,442         2,178
Income (loss) from operations                      2,317           667            (6)       (1,567)         (591)
Other income (expense)                              (147)         (168)         (178)          920          (423)
Income (loss) from continuing operations           1,310           377          (184)         (750)       (1,038)
Income (loss) from discontinued operations          (200)           --          (302)       (1,701)          896
Net income (loss)                                  1,110           377          (486)       (2,451)          473
COMMON SHARE DATA
Net income (loss) from continuing operations
  per common share:
     Basic                                          0.18          0.06         (0.04)        (0.14)        (0.20)
     Diluted                                        0.16          0.06         (0.04)        (0.14)        (0.20)
Net income (loss) per common share:
     Basic                                          0.15          0.05         (0.09)        (0.44)         0.08
     Diluted                                        0.14          0.05         (0.09)        (0.44)         0.08
Weighted average common shares outstanding         7,437         6,060         5,913         5,670         5,360
BALANCE SHEET DATA
Working capital                                  $ 3,507       $ 2,794       $   409       $ 3,110       $ 3,177
Total assets                                       9,564        10,337         6,165         7,564         9,690
Long-term obligations                              1,120         1,768           372         2,766           510
Total stockholders' equity                         4,801         2,265           762         1,218         3,609

* Restated (See Footnote 1 to Financial Statements).

The year ended January 31, 1998 includes a $0.9 million non cash charge for compensation expense associated with common stock issuable under options.

The years ended January 31, 1999, 1997, 1996 and 1995 include gain (loss) from discontinued operations of ($0.2 million), ($0.3 million), ($1.7 million) and $0.9 million respectively; ($0.02), ($0.05), ($0.30) and $0.13 per common share respectively. For the year ended January 31, 1996, other income includes a gain of $1.4 million on the sale of 40.5% of its investment in PDGR.

The year ended January 31, 1995 includes an extraordinary item related to the early extinguishment of debt totaling $0.6 million ($0.09 per common share).

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

The registrant, through its operating subsidiaries, provides asbestos abatement services to the public and private sectors.

The following paragraphs are intended to highlight key operating trends and developments in the registrant's operations and to identify other factors affecting the Company's consolidated results of operations for the three years ended
January 31, 1999.

RESULTS OF OPERATIONS

YEAR ENDED JANUARY 31, 1999 COMPARED TO YEAR ENDED JANUARY 31, 1998

During the year ended January 31, 1999, (fiscal 1999) the registrant's consolidated revenues increased to $36.8 million as compared to $24.6 million the previous fiscal year ended January 31, 1998 (fiscal 1998). The majority of the increase was due to $10.1 million of revenue from the Keystone contract recognized in fiscal 1999. Additionally, the St. Louis and Chicago operations, acquired November 1, 1998, contributed $0.8 million of revenue in the fourth quarter.

The registrant's reported gross margin increased to $5.3 million in fiscal 1999 compared to $4.3 million in fiscal 1998. The increased margin in fiscal 1999 was due to the margin of the aforementioned Keystone project but was negatively impacted by a $0.75 million cost overrun on a major contract in Philadelphia and negative contract adjustments of $0.47 million in Atlanta where the Company has closed its office. Also impacting fiscal 1999's gross margin was a positive adjustment of $0.59 million in accrued insurance costs based upon an analysis of the Company's open liabilities and an improved safety record.

Selling, general and administrative expenses increased in fiscal 1999 to $3.0 million compared to $2.8 million in fiscal 1998. The increase is primarily attributable to the acquisition of the St. Louis and Chicago offices in November 1998 and the Phoenix office in December 1997 and the personnel necessary to support a higher level of activity.

As a result of the factors discussed above, the registrant reported an income from operations in fiscal 1999 of $2.3 million compared to an income from operations of $1.5 million in fiscal 1998 before a non cash charge of $0.9 million for stock compensation expense.

Interest expense decreased to $0.16 million in fiscal 1999 compared to $0.22 million in fiscal 1998 as a result of a significant reduction in both the outstanding balance on the indebtedness and the related interest rate. Interest income decreased to $8,000 in fiscal 1999 compared to $16,000 in fiscal 1998 due to the lower invested cash balances during the current year.

Other income in fiscal 1999 totaled approximately $3,000 versus $36,000 in fiscal 1998.

As a result of net operating loss carryforwards for book purposes, there was no federal income tax provision in fiscal 1999 and 1998. A $309,000 and $20,000 state income tax provision was made in fiscal 1999 and 1998, respectively.

The $200,000 loss from discontinued operations in fiscal 1999 relates to the resolution reached June 8, 1998 with the plaintiffs in the class action discussed previously in Item 3. The registrant's share of the settlement was $173,000. The registrant also incurred $27,000 in legal expenses related to the litigation.

YEAR ENDED JANUARY 31, 1998 COMPARED TO YEAR ENDED JANUARY 31, 1997

Consolidated revenues reported by the registrant increased to $24.6 million for the year ended January 31, 1998 (fiscal 1998) compared to $16.2 million for the year ended January 31, 1997 (fiscal 1997). The fiscal 1998 increase was primarily attributable to increased bidding opportunities and contract awards.

Contract costs increased to $20.3 million in fiscal 1998 compared to $13.7 million in fiscal 1997 and resulted in reported gross margins of $4.3 million and $2.5 million, respectively in each fiscal year. The higher margins experienced in fiscal 1998 resulted from increased contract revenue and higher project margins.

The registrant's selling, general and administrative expenses increased by 12% between the two fiscal years to $2.8 million in fiscal 1998 compared to $2.5 million in fiscal 1997. The increase between the two fiscal years principally related to employee bonuses and the operating costs associated with the two additional branch offices in operation in fiscal 1998.

The factors discussed above resulted in the registrant reporting income from operations of $1.5 million in fiscal 1998 before a non-cash charge of $0.9 million to reflect compensation expense associated with the qualified incentive stock option plan compared to loss from operations of $0.01 million in fiscal 1997.

Interest expense decreased to $0.2 million from $0.3 million due to decreased average borrowings during fiscal 1998. Interest income increased to $16,000 for the year ended January 31, 1998 compared to $8,000 for the previous fiscal year due to higher invested cash balances at certain periods throughout the year. Other income decreased to $36,000 from $101,000 in 1997 due to a number of non-recurring items included in the fiscal 1997 amounts including proceeds from a casualty loss, rental of excess equipment and the sale of fixed assets.

As a result of net operating loss carryforwards for book purposes, there was no federal income tax provision in fiscal 1998. A $20,000 state income tax provision was made. No income tax provision was made in fiscal 1997 due to a net operating loss in fiscal 1997.

The loss from discontinued operations in fiscal 1997 was due to the registrant recording its 59.5% ownership share of ICHOR up to July 31, 1996 at which time, the registrant sold its remaining interest in ICHOR to Drummond resulting in a $0.2 million gain.

LIQUIDITY AND CAPITAL RESOURCES

FISCAL 1999

During fiscal 1999, the registrant experienced a decrease in liquidity of $0.6 million as cash and short-term investments decreased from $0.9 million at January 31, 1998 to $0.3 million at January 31, 1999. The decrease in liquidity in fiscal 1999 was attributable to cash inflows in the amount of $0.2 million from operating activities and $0.03 million from financing activities more than offset by $0.8 million used to fund the purchase of property, plant and equipment and the acquisition of two businesses.

Specifically, cash inflows from operating activities were generated by a net income of $1.1 million, a decrease in accounts receivable of $1.5 million, a decrease in other current assets of $0.4 million, decrease in prepaid income taxes of $0.2 million and $0.7 million of depreciation and amortization. Cash outflows related to the costs and estimated earnings in excess of estimated earnings on uncompleted contracts which increased by $0.3 million, inventories which increased by $0.1 million, accounts payable which decreased $2.6 million, billings in excess of costs and estimated earnings on uncompleted contracts which decreased by $0.2 million and accrued liabilities which decreased by $0.4 million. The decrease in accounts receivable and accounts payable was primarily attributable to the completion in fiscal 1999 of the Keystone project which was in process at January 31, 1998. This resulted in the liquidation of the balances related to the Keystone job.

The $0.03 million from financing activities during fiscal 1999 included $1.0 million of proceeds from the exercise of stock options and warrants offset by $0.9 million of principal payments and reduction of the outstanding balance of the line of credit and $0.02 million expended to repurchase 27,100 shares of the Company's common stock into the treasury.

The registrant's investing activities of $0.8 million during fiscal 1998 was attributable to $0.5 million of purchases of property, plant and equipment and $0.3 million for the acquisition of two asbestos abatement businesses located in the Midwest.

During fiscal 1996, the registrant entered into two agreements guaranteeing ICHOR accounts receivable financed by Sirrom Environmental Funding, LLC ("Sirrom"). At January 31, 1997, the balance guaranteed by the registrant under the two agreements was approximately $3 million. Subsequent to January 31, 1997, ICHOR's customer has made significant payments reducing the amount of the registrant's guarantee to approximately $130,000 at January 31, 1999. It is expected that the remaining outstanding receivables covered by the guarantee will be paid by ICHOR's customer during the first half of Fiscal 2000, eliminating the registrant remaining guarantee.

The registrant, from time to time, enters into fixed-price subcontracts which tends to reduce the risk to the Company on fixed-price contracts.

FISCAL 1998

During fiscal 1998, the registrant experienced an increase in liquidity of $0.5 million as cash and short-term investments increased from $0.4 million at January 31, 1997 to $0.9 million at January 31, 1998. The increase in liquidity in fiscal 1998 was attributable to cash inflows of $1.0 million from operating activities partially offset by $0.6 million of cash utilized by investing activities.

Specifically, cash inflows from operating activities were generated by net income of $0.4 million, a $0.9 million provision for common stock issuable under stock options, depreciation and amortization of $0.4 million, a $1.8 million increase in accounts payable, a $0.3 increase in other current assets, a $0.2 million increase in billings in excess of costs and estimated earnings on uncompleted contracts and a $0.1 million increase in accrued liabilities. Cash outflows related to operating activities included a $3.1 million increase in accounts receivable and a $0.1 million increase in costs and estimated earnings in excess of billings on uncompleted contracts. The increases in accounts receivable and accounts payable are attributable to the significant (52%) increase in revenues from fiscal 1997 to fiscal 1998.

The $0.04 million of cash flows from financing activities during fiscal 1998 included $1.8 million of proceeds generated from the issuance of new debt including the refinancing of all Drummond debt ($1.8 million outstanding under a line of credit and a term loan at January 31, 1997) with a $0.4 million mortgage loan with a seven-year term, a $0.5 million five-year equipment loan and a $1.5 million maximum three-year line of credit facility. Additional funds of $0.2 million were generated from the exercise of 470,000 stock options and warrants. These cash flows were wholly offset by the repayment of the aforementioned debt due Drummond which was refinanced and monthly payments on the new debt instruments.

The registrant's investing activities of $0.6 million were due to the purchase of property, plant and equipment, including the acquisition of the fixed assets of American Environmental Abatement Corporation located in Phoenix, Arizona.

The registrant maintains a $1.5 million revolving line of credit collateralized by eligible accounts receivable with an August 2000 maturity and a $0.5 million equipment note with an August 2002 maturity. At January 31, 1998, there was $917,000 borrowed on the line of credit. Both the revolving line of credit and the equipment note are at an interest rate of prime plus 3.5%. Additionally, the registrant's Export real estate is collateral for a $375,000 seven-year mortgage loan at an interest rate of 9.5% for the first four years of the loan with interest reset at 3.25% above the five-year treasury bill rate for the remaining three-year term of the mortgage loan.

The registrant believes that it has adequate liquidity to fund its current and future operations.

IMPACT OF YEAR 2000

The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

The Company has completed an assessment of the Year 2000 issue and has determined which systems are vulnerable and need correction. All internal systems have been corrected with the exception of the Company's accounting system, which is under a maintenance contract with the outside vendor. The outside vendor has the Year 2000 compliance version ready, and the Company is scheduled to have implementation of the updated version complete during the second quarter fiscal 00.

The costs of both internal and external resources incurred through January 31, 1999 and projected to be incurred in fiscal 2000 to make the necessary Year 2000 modifications have not and are not expected to be material.

Management of the Company believes that it has an effective program in place to resolve the Year 2000 issue in a timely manner. As noted above, the Company has not yet completed all necessary phases of the Year 2000 program. In the event that the Company does not complete the remaining phases, the Company will not be able to process their accounting records in a timely fashion. This would cause disruptions in invoicing customers, paying vendors, accounting for construction activity and collecting payments. In addition, disruptions in the general economy of the United States generally resulting from Year 2000 issues could have an adverse affect upon the Company. The amount of potential liability and lost revenues cannot be reasonably estimated at this time.

The Company currently has no contingency plan in place in the event it does not complete all phases of the Year 2000 program. The Company plans to evaluate the status of completion in June 1999 and determine whether such a plan is necessary.

The foregoing Year 2000 discussion contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including without limitation, anticipated costs and the dates by which the Company expects to complete certain actions, are based on management's best current estimates, which were derived utilizing numerous assumptions about future events, including the continued availability of certain resources, representations received from third parties and other factors. However, there can be no guarantee that these estimates will be achieved, and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the ability to identify and remediate all relevant systems, results of Year 2000 testing, adequate resolution of Year 2000 Issues by businesses and other third parties who are service providers, suppliers or customers of the

Company, unanticipated system costs, the adequacy of and ability to develop and implement contingency plans and similar uncertainties. The "forward-looking statements" made in the foregoing Year 2000 discussion speak only as of the date on which such statements are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

MARKET RISK

Due to current conditions in the credit markets and considering the terms of the Company's borrowing facility, the Company believes interest rate exposure is minimal.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
PDG Environmental, Inc.

We have audited the accompanying consolidated balance sheets of PDG Environmental, Inc. (the "Corporation") as of January 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended January 31, 1999. Our audits also included the financial statement schedule listed in the index at
Item 14(a). These financial statements and schedule are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PDG Environmental, Inc. at January 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended January 31, 1999, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 1 to the financial statements, the Company has restated its previously-issued 1998 financial statements.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
April 1, 1999

CONSOLIDATED BALANCE SHEETS

PDG ENVIRONMENTAL, INC.

                                                                       JANUARY 31,
                                                                 1999               1998*
                                                              ------------------------------
ASSETS
CURRENT ASSETS
  Cash and short-term investments                             $  309,000         $   892,000
  Accounts receivable, less allowance of $48,000 in 1998       5,233,000           6,751,000
  Costs and estimated earnings in excess of billings on
     uncompleted contracts                                     1,058,000             725,000
  Inventories                                                    298,000             202,000
  Notes receivable from officers                                 132,000             132,000
  Other current assets                                           120,000             294,000
                                                              ----------         -----------
TOTAL CURRENT ASSETS                                           7,150,000           8,996,000
PROPERTY, PLANT AND EQUIPMENT
  Land                                                            42,000              42,000
  Leasehold improvements                                          59,000              55,000
  Furniture and fixtures                                         156,000             136,000
  Vehicles                                                       529,000             470,000
  Equipment                                                    4,052,000           3,455,000
  Buildings                                                      369,000             369,000
                                                              ----------         -----------
                                                               5,207,000           4,527,000
Less: accumulated depreciation                                 3,948,000           3,558,000
                                                              ----------         -----------
                                                               1,259,000             969,000
COVENANTS NOT TO COMPETE                                         591,000             199,000
OTHER ASSETS                                                     564,000             173,000
                                                              ----------         -----------
TOTAL ASSETS                                                  $9,564,000         $10,337,000
                                                              ==========         ===========

* Restated

See accompanying notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

PDG ENVIRONMENTAL, INC.

                                                                        JANUARY 31,
                                                                 1999                1998*
                                                              -------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable                                            $ 1,506,000         $ 3,746,000
  Billings in excess of costs and estimated earnings on
     uncompleted contracts                                        673,000             842,000
  Accrued liabilities                                           1,290,000           1,416,000
  Current portion of long-term debt                               174,000             198,000
                                                              -----------         -----------
TOTAL CURRENT LIABILITIES                                       3,643,000           6,202,000
OTHER LONG-TERM LIABILITIES                                       404,000             140,000
LONG-TERM DEBT                                                    716,000           1,628,000
MINORITY INTEREST                                                      --             102,000
Commitments and Contingencies
Stockholders' Equity
Cumulative convertible Series A preferred stock, (2%) $0.01
  par value, 5,000,000 shares authorized and 6,000 and
  167,338 issued and outstanding shares at January 31, 1999
  and 1998, respectively (liquidation preference of $60,000
  at January 31, 1999)                                             14,000             400,000
Common stock, $0.02 par value, 30,000,000 shares authorized
  and 8,393,796 and 6,474,412 shares issued and outstanding
  at January 31, 1999 and 1998, respectively                      168,000             130,000
Paid-in capital                                                 7,395,000           5,434,000
(Deficit) retained earnings                                    (2,751,000)         (3,699,000)
Less treasury stock, 27,100 shares at January 31, 1999            (25,000)                 --
                                                              -----------         -----------
TOTAL STOCKHOLDERS' EQUITY                                      4,801,000           2,265,000
                                                              -----------         -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $ 9,564,000         $10,337,000
                                                              ===========         ===========

* Restated

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

PDG ENVIRONMENTAL, INC.

                                                                     FOR THE YEARS ENDED JANUARY 31,
                                                             -----------------------------------------------
                                                                1999              1998*             1997
                                                             -----------------------------------------------
CONTRACT REVENUES                                            $36,828,000       $24,610,000       $16,183,000
CONTRACT COSTS                                                31,522,000        20,291,000        13,698,000
                                                             -----------       -----------       -----------
GROSS MARGIN                                                   5,306,000         4,319,000         2,485,000
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                   2,989,000         2,789,000         2,491,000
OPTION PLAN COMPENSATION -- (NON CASH)                                --           863,000                --
                                                             -----------       -----------       -----------
INCOME (LOSS) FROM OPERATIONS                                  2,317,000           667,000            (6,000)
OTHER INCOME (EXPENSE):
  Interest expense                                              (158,000)         (220,000)         (287,000)
  Interest income                                                  8,000            16,000             8,000
  Other income                                                     3,000            36,000           101,000
                                                             -----------       -----------       -----------
                                                                (147,000)         (168,000)         (178,000)
                                                             -----------       -----------       -----------
INCOME (LOSS) BEFORE INCOME TAXES, MINORITY INTEREST AND
  DISCONTINUED OPERATIONS                                      2,170,000           499,000          (184,000)
INCOME TAX PROVISION                                            (278,000)          (20,000)               --
MINORITY INTEREST                                               (582,000)         (102,000)               --
                                                             -----------       -----------       -----------
INCOME (LOSS) BEFORE DISCONTINUED OPERATION                    1,310,000           377,000          (184,000)
DISCONTINUED OPERATION:
  Litigation settlement                                         (200,000)               --                --
  Income (loss) from operation                                        --                --          (505,000)
  Gain on disposal                                                    --                --           203,000
                                                             -----------       -----------       -----------
                                                                (200,000)               --          (302,000)
                                                             -----------       -----------       -----------
NET INCOME (LOSS)                                            $ 1,110,000       $   377,000       $  (486,000)
                                                             ===========       ===========       ===========
UNDECLARED PREFERRED STOCK DIVIDEND REQUIREMENTS             $        --       $        --       $    37,000
                                                             ===========       ===========       ===========
EARNINGS (LOSS) PER COMMON SHARE -- BASIC:
  Income (loss) before discontinued operation                $      0.18       $      0.06       $     (0.04)
  Discontinued operation                                           (0.03)               --             (0.05)
                                                             -----------       -----------       -----------
  Net income (loss) per share                                $      0.15       $      0.06       $     (0.09)
                                                             ===========       ===========       ===========
EARNINGS (LOSS) PER COMMON SHARE -- DILUTIVE
  Income (loss) before discontinued operations               $      0.16       $      0.05       $     (0.04)
  Discontinued Operations                                          (0.02)               --             (0.05)
                                                             -----------       -----------       -----------
  Net income (loss) per share                                $      0.14       $      0.05       $     (0.09)
                                                             ===========       ===========       ===========
AVERAGE COMMON SHARES OUTSTANDING                              7,437,000         6,060,000         5,913,000
AVERAGE DILUTIVE COMMON STOCK EQUIVALENTS OUTSTANDING            790,000         1,025,000            59,000
                                                             -----------       -----------       -----------
AVERAGE COMMON SHARES AND DILUTIVE COMMON EQUIVALENTS
  OUTSTANDING                                                  8,227,000         7,085,000         5,972,000
                                                             ===========       ===========       ===========

* Restated

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

PDG ENVIRONMENTAL, INC.

                                      PREFERRED                                       (DEFICIT)        TOTAL
                                        STOCK      COMMON     PAID-IN     TREASURY    RETAINED     STOCKHOLDERS'
                                      SERIES A     STOCK      CAPITAL      STOCK      EARNINGS        EQUITY
                                      ---------   --------   ----------   --------   -----------   -------------
BALANCE AT JANUARY 31, 1996           $ 444,000   $118,000   $4,230,000   $     --   $(3,574,000)     1,218,000
Issuance of 150,000 warrants                                     24,000                                  24,000
Issuance of 15,000 shares                                         6,000                    6,000
Net loss                                                                                (486,000)      (486,000)
                                      ---------   --------   ----------   --------   -----------    -----------
BALANCE AT JANUARY 31, 1997             444,000    118,000    4,260,000         --    (4,060,000)       762,000
Conversion of 18,587 shares of
  cumulative convertible 2%
  preferred stock into 80,544 shares
  of common stock                       (44,000)     2,000       58,000                  (16,000)            --
Issuance of 150,000 warrants                                     71,000                                  71,000
Issuance of 170,000 shares under
  Employee Incentive Stock Option
  Plan                                               4,000       57,000                                  61,000
Exercise of stock warrants for
  300,000 shares of common stock                     6,000      125,000                                 131,000
Stock option compensation*                                      863,000                                 863,000
Net Income*                                                                     --       377,000        377,000
                                      ---------   --------   ----------   --------   -----------    -----------
BALANCE AT JANUARY 31, 1998*            400,000    130,000    5,434,000         --    (3,699,000)     2,265,000
Conversion of 161,338 shares of
  cumulative convertible 2%
  preferred stock into 710,209
  shares of common stock               (386,000)    14,000      534,000                 (162,000)            --
Issuance of 400,000 warrants                                    312,000                                 312,000
Issuance of 123,000 shares under
  Employee Incentive Stock Option
  Plan                                               2,000       52,000                                  54,000
Exercise of stock warrants for
  908,660 shares of common stock net
  of costs of $12,000                               18,000      917,000                                 935,000
Issuance of 177,515 shares in
  connection with an acquisition                     4,000      146,000                                 150,000
Purchase of 27,100 shares for the
  treasury                                                                 (25,000)                     (25,000)
Net Income                                                                             1,110,000      1,110,000
                                      ---------   --------   ----------   --------   -----------    -----------
BALANCE AT JANUARY 31, 1999           $  14,000   $168,000   $7,395,000   $(25,000)  $(2,751,000)   $ 4,801,000
                                      =========   ========   ==========   ========   ===========    ===========

* Restated

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

PDG ENVIRONMENTAL, INC.

                                                                  FOR THE YEARS ENDED JANUARY 31,
                                                                 1999          1998*         1997
                                                              ---------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                             $ 1,110,000   $   377,000   $  (486,000)
ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO CASH PROVIDED
  (USED) BY OPERATING ACTIVITIES:
     Provision for common stock issuable under options                 --       863,000            --
     Depreciation                                                 415,000       311,000       367,000
     Amortization                                                 254,000        78,000            --
     Minority interest                                           (102,000)      102,000            --
     Gain on sale of PDG Remediation, Inc. common stock                --            --      (203,000)
     Other                                                          5,000        64,000         3,000
CHANGES IN CURRENT ASSETS AND LIABILITIES OTHER THAN CASH:
     Accounts receivable                                        1,518,000    (3,091,000)     (490,000)
     Costs and estimated earnings in excess of billings on
       uncompleted contracts                                     (333,000)     (111,000)       56,000
     Inventories                                                  (72,000)      (20,000)       (1,000)
     Prepaid income taxes                                         165,000        17,000         1,000
     Other current assets                                         364,000       324,000       612,000
     Accounts payable                                          (2,595,000)    1,764,000      (241,000)
     Billings in excess of costs and estimated earnings on
       uncompleted contracts                                     (169,000)      207,000        28,000
     Net assets of discontinued operations                             --            --       489,000
     Accrued liabilities                                         (362,000)      134,000        95,000
     Other                                                        (44,000)       (7,000)      (63,000)
                                                              -----------   -----------   -----------
TOTAL ADJUSTMENTS                                              (1,528,000)     (783,000)      486,000
                                                              -----------   -----------   -----------
CASH PROVIDED (USED) BY OPERATING ACTIVITIES                      154,000     1,012,000       167,000
CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of property, plant and equipment                   (513,000)     (543,000)     (135,000)
     Acquisition of business                                     (252,000)      (50,000)           --
     Proceeds from sale of property, plant and equipment               --         1,000         3,000
                                                              -----------   -----------   -----------
NET CASH USED BY INVESTING ACTIVITIES                            (765,000)     (592,000)     (132,000)
CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from debt                                                --     1,758,000       286,000
     Proceeds from exercise of stock options and warrants         989,000       192,000            --
     Proceeds on sale of PDG Remediation, Inc. common stock            --            --     1,206,000
     Purchase of common stock for treasury                        (25,000)           --            --
     Principal payments on debt                                  (936,000)   (1,907,000)   (1,371,000)
                                                              -----------   -----------   -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES                          28,000        43,000       121,000
                                                              -----------   -----------   -----------
Net increase (decrease) in cash and short-term investments       (583,000)      463,000       156,000
Cash and short-term investments, beginning of year                892,000       429,000       273,000
                                                              -----------   -----------   -----------
CASH AND SHORT-TERM INVESTMENTS, END OF YEAR                  $   309,000   $   892,000   $   429,000
                                                              ===========   ===========   ===========

* Restated

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PDG ENVIRONMENTAL, INC.
FOR THE THREE YEARS ENDED JANUARY 31, 1999

NOTE 1 -- BASIS OF PRESENTATION

RESTATEMENT

During the 1999 audit, the Company and its independent auditors determined that certain option awards that previously had been accounted for in fiscal years 1998 and 1997 as fixed awards should be treated as variable awards. Under variable award accounting, the difference between the market value of the Company's stock as of the vesting date and the exercise price of the stock options should be recognized as non-cash compensation expense of $863,000 for the fiscal year ending January 31, 1998. Compensation expense under the plan in 1997 was not significant. The financial statements were restated accordingly. Because the compensation is non cash and is based solely upon the difference between the exercise price of the option and the share price of the Company's common stock on the date of vesting, the Company's cash flows and shareholders' equity were not affected. Net income for fiscal 1998 previously reported as $1,240,000 or $0.20 per share basic and $0.17 per share fully diluted has been restated to $377,000 or $0.06 per share basic and $0.05 per share fully diluted.

BUSINESS ACTIVITIES

PDG Environmental, Inc. (the "Corporation") is engaged in providing asbestos abatement services to the public and private sectors.

Asbestos abatement services are generally performed under the terms of fixed price contracts or time and materials contracts with a duration of less than one year, although larger projects may require two or three years to complete.

Effective July 20, 1994, the Corporation formed a new subsidiary, PDG Remediation, Inc., now known as ICHOR Corporation ("PDGR"). The Corporation's environmental remediation services business was merged into PDGR effective October 20, 1994. PDGR operated as a wholly-owned subsidiary of the Corporation until February 9, 1995, at which time, the Corporation sold approximately 40.5% of its interest in PDGR to the public. The sale consisted of 1,000,000 shares of PDGR common stock (at $5.00 per share) and 1,000,000 redeemable warrants to purchase an additional 1,000,000 shares of PDGR common stock (at $0.10 per warrant). The Corporation sold 400,000 of its PDGR common shares as part of the offering and received net proceeds of approximately $1,400,000. PDGR sold 600,000 newly issued common shares plus 1,000,000 redeemable warrants and received net proceeds of approximately $2,300,000. The Corporation recognized a pre-tax gain of $1,354,000 on the transaction. The redeemable warrants entitle the holder to purchase one share of common stock at an exercise price of $6.00 per share. The redeemable warrants may be exercised at any time and expire on February 9, 2000.

On July 31, 1996, the Corporation entered into a Loan Modification Agreement ("Modification Agreement") with Drummond Financial Corporation ("Drummond") formerly CVD Financial Corporation. Pursuant to the Modification Agreement, Drummond purchased all 1,470,320 shares of PDGR common stock held by the Corporation for $0.82 per share and the aggregate purchase price of $1,205,662 was utilized to reduce the outstanding balance on the line of credit maintained by the Corporation with Drummond. This resulted in a $203,000 gain on the sale.

In December 1997, the Corporation and Philip Environmental Services Corporation ("Philip") formed a limited partnership, PDG/Philip, L.P. ("Venture"). The Corporation is both a general and limited partner of the Venture and holds a 60% ownership share. The Venture performed a $12 million asbestos abatement contract which was completed by the end of the second quarter of fiscal 1999.

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES

FINANCIAL PRESENTATION:

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION:

The consolidated financial statements include the Corporation's wholly-owned subsidiaries.

The results of the Venture, in which the Corporation holds a 60% interest, are also consolidated since the Corporation is the majority owner of the Venture and exercises day-to-day operating control. Philip's portion of the Venture is reflected as minority interest.

The accounts of PDGR in which the Corporation maintained, until July 31, 1996, a 59.5% ownership interest subsequent to the initial public offering of PDGR's common stock and warrants as described above, are reflected as a discontinued operation. All significant intercompany transactions are eliminated in consolidation.

REVENUES AND COST RECOGNITION:

Revenues for asbestos abatement are recognized on the percentage-of-completion method, measured by the relationship of total cost incurred to total estimated contract costs (cost-to-cost method).

Contract costs include direct labor and material costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, depreciation, repairs and insurance. Selling, general and administrative costs are charged to expense as incurred. Bidding and proposal costs are also recognized as an expense in the period in which such amounts are incurred. Provisions for estimated losses on uncompleted contracts are recognized in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to estimated costs and income, and are recognized in the period in which the revisions are determined. Profit incentives are included in revenues when their realization is reasonably assured.

CASH AND SHORT-TERM INVESTMENTS:

Cash and short-term investments consist principally of currency on hand, demand deposits at commercial banks, and liquid investment funds having a maturity of three months or less at the time of purchase.

INVENTORIES:

Inventories consisting of materials and supplies used in the completion of contracts is stated at the lower of cost (on a first-in, first-out basis) or market.

PROPERTY, PLANT AND EQUIPMENT:

Property, plant and equipment is stated at cost and depreciated over the estimated useful lives of the assets using the straight-line method.

INCOME TAXES:

The Corporation provides for income taxes under the liability method as required by SFAS No. 109.

Earnings on construction contracts, for income tax purposes, are determined using the percentage-of-completion method of accounting.

Deferred income taxes are recognized for the future tax effects of temporary differences between financial and income tax reporting based on enacted laws and rates.

NOTE 3 -- DISCONTINUED OPERATION

On May 1, 1996, the Corporation made the decision to divest its remaining 59.5% interest in PDGR. The loss from discontinued operations in the Statement of Consolidated Operations represents the Corporation's 59.5% portion of PDGR's loss during fiscal 1997 and 1996. No corporate interest expense has been allocated for the discontinued operations of PDGE.

During the six-month period ending July 31, 1996, PDGR had revenues of $2.5 million. Revenues of PDGR were $4.8 million in fiscal year 1996. See Note 7 for a discussion of the sale of PDGR and Note 15 for settlement of shareholder litigation.

NOTE 4 -- ACCOUNTS RECEIVABLE

Accounts receivable at January 31, 1999 and 1998 include $290,000 and $397,000, respectively, of retainage receivables. For the year ended January 31, 1999, one customer, an agency of the Commonwealth of Pennsylvania, accounted for 27.3% of the Corporation's consolidated revenues for that year. For the year ended January 31, 1998, one customer, the U.S. Army, accounted for 11.4% of the Corporation's consolidated revenues for that year.

It is the Corporation's policy not to require collateral with respect to outstanding receivables. The Corporation continuously reviews the creditworthiness of customers and, when necessary, requests collateral to secure the performance of services.

All of the Corporation's outstanding accounts receivable are expected to be collected within the normal operating cycle of one year.

NOTE 5 -- COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

Details related to contract activity are as follows:

                                                                        JANUARY 31,
                                                                 1999                1998
                                                              -------------------------------
Revenues earned on uncompleted contracts                      $20,221,000         $18,428,000
Less: billings to date                                         19,836,000          18,545,000
                                                              -----------         -----------
Net (Under) Billings                                          $   385,000         $  (117,000)
                                                              ===========         ===========

Included in the accompanying consolidated balance sheets under the following captions:

                                                                      JANUARY 31,
                                                                 1999              1998
                                                              ----------------------------
Costs and estimated earnings in excess of billings on
  uncompleted contracts                                       $1,058,000         $ 725,000
Billings in excess of costs and estimated earnings on
  uncompleted contracts                                         (673,000)         (842,000)
                                                              ----------         ---------
Net (Under) Billings                                          $  385,000         $(117,000)
                                                              ==========         =========

NOTE 6 -- ACCRUED LIABILITIES

Accrued liabilities are as follows:

                                                                       JANUARY 31,
                                                                 1999               1998
                                                              -----------------------------
Worker's compensation                                         $  180,000         $  430,000
Wages                                                            315,000            260,000
Withheld and accrued taxes                                       181,000            235,000
Accrued fringe benefits                                          147,000            273,000
Covenants not to complete                                        270,000             70,000
Other                                                            197,000            148,000
                                                              ----------         ----------
Total Accrued Liabilities                                     $1,290,000         $1,416,000
                                                              ==========         ==========

NOTE 7 -- LONG-TERM DEBT

Long-term debt of the Corporation less amounts due within one year is as follows:

                                                                      JANUARY 31,
                                                                1999              1998
                                                              ---------------------------
Term loan due in monthly installments of $6,129 including
  interest at 9.5% due in May 2004                            $307,000         $  350,000
Equipment note due in monthly installments of $8,333 plus
  interest at 3.5% above the prime rate, due in August 2002    367,000            467,000
Revolving line of credit expiring on August 24, 2000 and
  bearing interest at 3.5% above the prime rate                179,000            917,000
Other                                                           37,000             92,000
                                                              --------         ----------
                                                               890,000          1,826,000
Less amount due within one year                                174,000            198,000
                                                              --------         ----------
                                                              $716,000         $1,628,000
                                                              ========         ==========

On August 25, 1997, the Corporation closed on a new $2.0 million credit facility consisting of a $1.5 million three-year revolving line of credit and a $0.5 million five-year equipment note. The line of credit and the equipment note are at an interest rate of prime plus 3.5%. (At January 31, 1999, prime was 7.75%). The line of credit is collateralized by accounts receivable. Under the terms of the revolving credit agreement, the Company is required to reduce borrowings as the accounts receivable are collected. Since those accounts receivable are replaced with new accounts receivable and it is the Company's intent to maintain at least the same level of borrowings, the outstanding balance is reflected as long term. Additionally, the Chief Executive Officer of the Corporation provided a limited personal guarantee for the credit facility.

The proceeds of the aforementioned financing fully satisfied the remaining outstanding balance on the Drummond Financial Corporation ("Drummond") line of credit (described in the following paragraph) and provided working capital for the Corporation. As of January 31, 1999, the balance on the line of credit was $179,000 with an unused availability of $1,321,000.

Prior to obtaining the credit facility, the Corporation had a $1,500,000 line of credit facility which expired on August 1, 1997 and a $330,000 term loan which expired on August 1, 1997 with Drummond. All borrowings under the Drummond Agreement bore interest at a bank rate (as defined) plus 3%. Borrowings under the Drummond Agreement were limited to 85% of the receivables borrowing base. The principal balance of the term loan amortized over a five-year period and was secured by the fixed assets and a mortgage on certain property of the Corporation.

On July 31, 1996, the Corporation entered into a Loan Modification Agreement ("Modification Agreement") with Drummond. Pursuant to the Modification Agreement, Drummond purchased all 1,470,320 shares of PDGR common stock held by the Corporation for $0.82 per share and the aggregate purchase price of $1,205,662 was utilized to reduce the outstanding balance on the line of credit maintained by the Corporation with Drummond. This resulted in a $203,000 gain on the sale ($0.03 per share). After application of the proceeds, the debt under the line of credit was reduced to $1,214,332 at July 31, 1996, and the maximum allowable borrowings under the line of credit were capped at $1,500,000. The maturity date of the line of credit and term loan agreements was extended until August 1, 1997.

The proceeds on the sale of PDG Remediation, Inc. common stock of $1,206,000 for the year ended January 31, 1997 were not received in the form of cash, but rather were a direct offset to the debt owed Drummond Financial Corporation.

On May 27, 1997, the Corporation closed on a $375,000 loan from a financial institution to refinance the $330,000 term loan payable to Drummond maturing on August 1, 1997. The new loan has a seven-year term at a 9.5% interest rate fixed for the first four years of the loan. The interest rate will then be readjusted to the current five year treasury bill rate plus 3.25% for the remaining three-year term of the loan.

The majority of the Corporation's property and equipment are pledged as security for the above obligations.

During fiscal 1996, the Corporation entered into two agreements guaranteeing ICHOR accounts receivable financed by Sirrom Environmental Funding, LLC ("Sirrom"). At January 31, 1997, the balance guaranteed by the Corporation under the two agreements was approximately $3 million. Subsequent to January 31, 1997, ICHOR's customer has made significant payments reducing the amount of the Corporation's guarantee to approximately $130,000. It is expected that the remaining outstanding receivables covered by the guarantee will be paid by ICHOR's customer during the first half of fiscal 2000, eliminating the Corporation's remaining guarantee.

Maturity requirements on long-term debt aggregate $174,000 in fiscal 2000, $340,000 in fiscal 2001, $156,000 in fiscal 2002, $129,000 in fiscal 2003,
$68,000 in fiscal 2004 and $23,000 thereafter.

The Corporation paid approximately $163,000, $223,000 and $328,000 for interest costs during the years ended January 31, 1999, 1998 and 1997, respectively.

NOTE 8 -- INCOME TAXES

At January 31, 1999, the Corporation has net operating loss carryforwards of approximately $5,269,000 for income tax purposes which expire in years 1999 through 2011. For financial reporting purposes, a valuation allowance of approximately $1,911,000 has been recognized to offset the deferred tax asset related to those carryforwards and to other deferred tax assets. When realized, the tax benefit of these net operating loss carryforwards will be applied to reduce income tax expense. These loss carryforwards are subject to various restrictions based on future operations of the group. The valuation allowance decreased by approximately $1,056,000 during the year ended January 31, 1999. The decrease was primarily due to the current year usage of net operating loss deductions and adjustments to correct cumulative temporary differences for the accounts receivable allowances and workers compensation reserve.

The significant components of the Corporation's deferred tax liabilities and assets as of January 31, 1999 and 1998 are as follows:

                                                                     JANUARY 31,
                                                               1999               1998
                                                            -----------------------------
Deferred tax liabilities:
     Tax over book depreciation                             $   47,000         $   83,000
Deferred tax assets:
     Accounts receivable allowance                                 -0-            164,000
     Workers compensation reserve                               83,000            183,000
     Other                                                      75,000             76,000
     Net operating loss carryforwards                        1,800,000          2,627,000
                                                            ----------         ----------
     Total deferred tax assets                               1,958,000          3,050,000
Valuation allowance for deferred tax assets                  1,911,000          2,967,000
                                                            ----------         ----------
     Net deferred tax assets                                    47,000             83,000
                                                            ----------         ----------
     Net deferred tax liabilities                           $       --         $       --
                                                            ==========         ==========

Significant components of the provision for income taxes (all current) are as follows:

                                                                  FOR THE YEARS ENDED JANUARY 31,
                                                                1999            1998            1997
                                                              ----------------------------------------
Current:
     Federal                                                  $(31,000)        $    --         $    --
     State                                                     309,000          20,000              --
                                                              --------         -------         -------
Total income tax provision                                    $278,000         $20,000         $    --
                                                              ========         =======         =======

The reconciliation of income tax computed at the federal statutory rates to income tax expense is as follows:

                                                                    FOR THE YEARS ENDED JANUARY 31,
                                                                1999              1998*             1997
                                                              --------------------------------------------
Tax at statutory rate                                         $ 539,000         $  98,000         $(63,000)
State income taxes, net of federal tax benefit                  200,000            13,000               --
Non-deductible stock compensation expense                            --           293,000               --
Limitation on utilization of net operating loss                (461,000)         (384,000)          63,000
                                                              ---------         ---------         --------
                                                              $ 278,000         $  20,000         $     --
                                                              =========         =========         ========

*Restated

The Corporation paid approximately $76,000, $12,000 and $8,000 for federal and state income taxes during the years ended January 31, 1999, 1998 and 1997, respectively.

NOTE 9 -- NOTES RECEIVABLE -- OFFICERS

At January 31, 1999 and 1998, the Corporation had approximately $132,000 in notes receivable from its officers in the form of personal loans. A breakdown of the notes receivable balance at January 31, 1998 by officer is as follows: John
C. Regan, Chairman -$95,000; Dulcia Maire, Secretary -$30,000 and Lawrence Horvat, Vice President -$7,000. These loans are evidenced by demand notes and bear interest at the rate of 6% per annum.

NOTE 10 -- COMPENSATION PLANS

The Corporation has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the measurement date, no compensation expense is recognized.

The Corporation maintains a qualified incentive stock option plan (the "Plan") which provides for the grant of incentive options to purchase an aggregate of up to 1,800,000 shares of the common stock of the Corporation to certain officers and employees of the Corporation and its subsidiaries. All options granted have 10-year terms. Options to purchase 364,000 shares of the Corporation's common stock were granted under the Plan issuable related to fiscal 2000.

Options to purchase 350,000 shares of the Corporation's common stock at an exercise price of $0.79 per share were granted under the Plan effective August 19, 1997 with 118,000 shares issuable related to fiscal 1999. Vesting of a portion of the stock options was contingent upon the individual offices, and in the case of the executive office, the Corporation, meeting pre-established financial goals for the fiscal year. Vesting of the remaining stock options was based upon a number of discretionary items. If the financial goals were not achieved, the options do not vest. All unvested options are returned to the plan for future grants.

Options to purchase 1,075,000 and 190,000 shares of the Corporation's common stock at an exercise price of $0.36 per share were granted under the Plan effective June 17, 1996 and November 1, 1996, respectively, with 520,000 shares and 765,000 shares issuable related to fiscal 1997 and 1998, respectively. Vesting of 50% of the respective year's options is contingent upon the individual offices, and in the case of the executive office, the Corporation, meeting pre-established financial goals for the respective fiscal year. If the financial goals are exceeded by 25%, the remaining 50% of the options for the respective fiscal year vest. If financial goals are not achieved, the options do not vest and are returned to the plan for future grants.

During the 1999 audit, the Company and its independent auditors determined that certain option awards that previously had been accounted for in fiscal years 1998 and 1997 as fixed awards should be treated as variable awards. Under variable award accounting, the difference between the market value of the Company's stock as of the vesting date and the exercise price of the stock options should be recognized as non-cash compensation expense of $863,000 for the fiscal year ending January 31, 1998. Compensation expense under the plan in 1997 was not significant. The financial statements were restated accordingly. Because the compensation is non cash and is based solely upon the difference between the exercise price of the option and the share price of the Company's common stock on the date of vesting, the Company's cash flows and shareholders' equity were not affected. Net income for fiscal 1998 previously reported as $1,240,000 or $0.20 per share basic and $0.17 per share fully diluted has been restated to $377,000 or $0.06 per share basic and $0.05 per share fully diluted.

Options granted in fiscal 1996 and prior years had three-year vesting conditioned upon continued employment with the Corporation.

The following table summarizes information with respect to the Plan for the three years ended January 31, 1999.

                                                                                        OPTION
                                                                NUMBER OF             PRICE RANGE
                                                                  SHARES               PER SHARE
                                                              ------------------------------------
OUTSTANDING AT JANUARY 31, 1996                                   228,002            $ 0.60--$2.94
Granted                                                         1,285,000            $        0.36
Cancelled--Reusable                                              (253,335)           $ 0.36--$2.94
                                                                ---------
OUTSTANDING AT JANUARY 31, 1997                                 1,259,667            $ 0.36--$1.91
Granted                                                           492,666            $ 0.66--$0.83
Cancelled--Reusable                                              (120,000)           $ 0.36--$0.66
Exercised                                                        (170,000)           $        0.36
                                                                ---------
OUTSTANDING AT JANUARY 31, 1998                                 1,462,333            $ 0.36--$1.91
Granted                                                           364,000            $        0.87
Cancelled--Reusable                                              (272,000)           $ 0.36--$0.79
Exercised                                                        (123,000)           $ 0.36--$0.66
                                                                ---------
OUTSTANDING AT JANUARY 31, 1999                                 1,431,333            $ 0.36--$1.91
                                                                =========
EXERCISABLE AT JANUARY 31, 1999                                 1,067,333            $ 0.36--$1.91
                                                                =========

The weighted average life of the options outstanding at January 31, 1999 and weighted average exercise price of the options outstanding at January 31, 1999 was 7.2 years and $0.52, respectively.

Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for fiscal 1999 and 1998: risk-free interest rate of 5% and 7% in fiscal 1999 and 1998 respectively; dividend yield of 0%; volatility factors of the expected market price of the Company's common stock of 1.04 and 0.85 in fiscal 1999 and 1998, respectively; and a weighted-average expected life of the option of 10 years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                                FISCAL           FISCAL
                                                                  99               98
                                                              --------------------------
Pro forma net income                                          $1,222,000         $70,000
Pro forma earnings per share from continuing operations
  (basic)                                                     $     0.16         $  0.01
Pro forma earnings per share from continuing operations
  (dilutive)                                                  $     0.15         $  0.01

The following table summarizes information with respect to non-qualified stock options for the three years ended January 31, 1999.

                                                                                        OPTION
                                                                NUMBER OF             PRICE RANGE
                                                                  SHARES               PER SHARE
                                                              ------------------------------------
OUTSTANDING AT JANUARY 31, 1996                                   23,125              $0.60--$6.00
Expired.....................................................      (3,125)                    $6.00
                                                                  ------
OUTSTANDING AT JANUARY 31, 1997                                   20,000                     $0.60
No Activity.................................................          --                        --
                                                                  ------
OUTSTANDING AT JANUARY 31, 1998                                   20,000                     $0.60
No Activity.................................................          --                        --
                                                                  ------
OUTSTANDING AT JANUARY 31, 1999                                   20,000                     $0.60
                                                                  ======
EXERCISABLE AT JANUARY 31, 1999                                   20,000                     $0.60
                                                                  ======

The Corporation also maintains the 1990 Stock Option Plan for Employee Directors (the "Employee Directors Plan") which provides for the grant of options to purchase an aggregate of up to 250,000 shares of the Corporation's common stock. Options to purchase 50,000 shares of the Corporation's common stock at an exercise price of $0.60 per share have been granted under the Employee Director Plan. At January 31, 1999, all of the options granted under the Employee Directors Plan were exercisable.

The 1990 Stock Option Plan for Non-Employee Directors (the "Non-Employee Directors Plan") provides for the grant of options to purchase an aggregate of up to 350,000 shares of the Corporation's common stock. Options to purchase 252,212 shares of the Corporation's common stock at prices ranging from $0.36 per share to $1.39 per share have been granted under the Non-Employee Directors Plan. At January 31, 1999, options to purchase 172,212 shares of the Corporation's common stock granted under the Non-Employee Directors Plan were exercisable.

No pro forma information is presented relative to the non-qualified stock option plan, the Employee Director Plan or the Non-Employee Directors Plan as the effect is either immaterial or non-existent.

NOTE 11 -- STOCK WARRANTS

At January 31, 1999 and 1998, the Corporation had approximately 431,000 and 894,660, respectively, of fully vested warrants outstanding. The exercise price of the warrants range from $0.50 per share to $2.50 per share and the expiration dates range from fiscal 2000 through fiscal 2004. The majority of these warrants were issued in conjunction with shareholder relations and investment banking agreements.

During fiscal 1999, 100,616 warrants with an exercise price of $0.50 per share, 150,000 warrants with an exercise price of $0.75 per share, 277,500 warrants with an exercise price of $1.125 per share and 375,000 warrants at an exercise price of $1.25 per share were exercised for 908,660 shares of the Corporation's common stock.

During fiscal 1998, 150,000 warrants with an exercise price of $0.375 per share and 150,000 warrants with an exercise price of $0.50 per share were exercised for 300,000 shares of the Corporation's common stock.

NOTE 12 -- PREFERRED STOCK

At the Corporation's Annual Meeting of Stockholders held on July 23, 1993, the following matters were approved by a majority of the Corporation's preferred and common stockholders which affected the Corporation's Series A Preferred stock and common stock: a reduction in the Series A Preferred Stock dividend rate from 9% to 2% and the cancellation of the accrued but unpaid dividends and the special voting rights associated with such preferred stock in the event of a certain accumulation of accrued but unpaid dividends thereon; and a recapitalization of the Corporation in order to effect a one for two reverse stock split (the "Recapitalization"). In exchange for the forfeiture of the accrued but undeclared and unpaid dividends, the holders of the Series A Preferred Stock were granted a common stock right which, if and when declared by the

Board of Directors, will grant to the holders of such common stock rights shares of the common stock of the Corporation. At the May 23, 1995 Board of Directors meeting, the issuance of one third of the shares (280,071 common shares) covered by the aforementioned right was approved. At January 31, 1999 and 1998, there were 560,143 common stock rights outstanding. The Recapitalization was contingent upon the Corporation's listing on the American Stock Exchange. The Corporation made a decision not to currently pursue such a listing; therefore, the Recapitalization was indefinitely postponed.

On September 10, 1998 and October 20, 1997, 161,338 and 18,587 shares, respectively, of the Corporation's Series A Preferred Stock and cumulative dividends in arrears were converted into 710,209 and 80,544 shares, respectively, of Common Stock. At January 31, 1999, there were 6,000 shares of the Corporation's Series A Preferred Stock outstanding. Cumulative dividends in arrears on the Series A Preferred Stock were approximately $7,000 at January 31, 1999.

The Series A Preferred Stock is convertible into four shares of the Corporation's common stock at the option of the preferred stockholder. However, if at the time of conversion the Corporation is in arrears on the payment of dividends on such preferred stock, the holder is entitled to receive additional shares of the Corporation's common stock at the conversion price of $2.50 per share, upon conversion, equivalent to the cumulative dividends in arrears. The Series A Preferred Stock is callable at the Corporation's option at a cash price per share of $11.00 plus any accrued and unpaid dividends until the redemption date. The conversion rate on the Series A Preferred Stock is subject to adjustment as a result of certain changes in the Corporation's capital structure or distributions to common stockholders (except for cash dividends permissible under law).

NOTE 13 -- ACQUISITION

Effective November 1, 1998, the Corporation entered into an agreement (the "Agreement") with Environmental Control & Abatement, Inc. ("EC&A"), Environmental Remediation Services, Inc. ("ERS") collectively (the "Businesses") and William A. Lemire ("Lemire") for the purchase of selected assets and assumption of contracts of the Businesses. EC&A owned and operated a business which conducted environmental remediation and asbestos abatement and ERS owned and operated a business which conducted environmental remediation and asbestos abatement and provides environmental consulting. The acquisitions have been accounted for under the purchase method. The results of operations of the acquired businesses are included in the Corporation's consolidated financial statements from the date of acquisition.

As consideration for the purchase, the Corporation paid the Businesses $221,000 in cash and 177,500 shares of the Corporation's Common Stock and entered into a three-year employment agreement/covenant not-to-compete with Lemire that provides for additional compensation in addition to an annual salary. Additional compensation consists of 50% of the operating cash flows generated by the Businesses for the period November 1, 1998 through October 31, 2001. The additional compensation is payable annually to Lemire on January 31 of each year.

Additionally, the Corporation has agreed to pay up to $50,000 to compensate the Businesses for any decline in value of the Corporation's stock from November 9, 1998 until November 9, 1999.

The goodwill of $150,000 associated with the acquisition is being amortized on a straight-line basis over 15 years, and the covenant not-to-compete (valued at $500,000 at the closing) is being amortized on a straight-line basis over the three-year life of the covenant.

The unaudited proforma condensed results of operation assume that the acquisition of the Businesses was consummated on February 1, 1997.

                                                                  YEAR ENDED JANUARY 31,
                                                              -------------------------------
                                                                 1999                1998*
                                                              -----------         -----------
Revenues                                                      $39,706,000         $27,852,000
                                                              ===========         ===========
Income before discontinued operations                         $ 1,282,000         $   544,000
                                                              ===========         ===========
Earnings per share before discontinued operations:
Basic                                                         $      0.17         $      0.08
                                                              ===========         ===========
Fully diluted                                                 $      0.15         $      0.07
                                                              ===========         ===========

*Restated

NOTE 14 -- NET INCOME (LOSS) PER COMMON SHARE

The following table sets forth the computation of basic and diluted earnings per share:

                                                                    FOR THE YEARS ENDED JANUARY 31,
                                                                 1999            1998*             1997
                                                              --------------------------------------------
NUMERATOR:
    Income (loss) before discontinued operations              $1,310,000          377,000         (184,000)
    Preferred stock dividends                                     (1,000)         (33,000)         (37,000)
                                                              ----------       ----------       ----------
    Numerator for basic earnings per share--income available
     to common stockholders                                    1,309,000          344,000         (221,000)
    Effect of dilutive securities:
    Preferred stock dividends                                      1,000           33,000               --
                                                              ----------       ----------       ----------
    Numerator for diluted earnings per share--income
     available to common stock after assumed conversions       1,310,000          377,000         (221,000)
                                                              ----------       ----------       ----------
DENOMINATOR:
    Denominator for basic earnings per share--weighted
     average shares                                            7,437,000        6,060,000        5,913,000
    Effect of dilutive securities:
      Employee stock options                                     728,000          262,000           26,000
      Warrants                                                    35,000           34,000           33,000
      Convertible preferred stock                                 27,000          729,000               --
                                                              ----------       ----------       ----------
    Dilutive potential common shares                             790,000        1,025,000           59,000
                                                              ----------       ----------       ----------
      Denominator for diluted earnings per share--adjusted
       weighted-average shares and assumed conversions         8,227,000        7,085,000        5,972,000
                                                              ==========       ==========       ==========
BASIC EARNINGS PER SHARE                                      $     0.18       $     0.06       $    (0.04)
                                                              ==========       ==========       ==========
DILUTED EARNINGS PER SHARE                                    $     0.16       $     0.05       $    (0.04)
                                                              ==========       ==========       ==========

*Restated

At January 31, 1999, 1998 and 1997; 64,000, 44,000 and 310,212 options and
306,000, 738,500 and 954,660 warrants, respectively, were at prices in excess of the average share price for the year utilized in the above earnings per share calculation for the respective years.

NOTE 15 -- COMMITMENTS AND CONTINGENCIES

The Corporation leases certain facilities and equipment under non-cancelable operating leases. Rental expense under operating leases aggregated $271,000, $221,000 and $217,000 for the years ended January 31, 1999, 1998 and 1997, respectively. Minimum rental payments under these leases with initial or remaining terms of one year or more at January 31, 1999 aggregated $363,000 and payments due during the next five fiscal years are as follows: 2000 -- $214,000; 2001 -- $99,000; and 2002 -- $44,000, 2003 -- $6,000 and 2004 -- $-0-.

The registrant was named defendant in a purported class action involving the purchase by all persons and entities who purchased PDGR's common stock from February 9, 1995, the effective date of the initial public offering, through May 23, 1995. The plaintiff sought certification of the action as a class action and recision of the purchase of shares of common stock by members of the purported class or statutory damages, as well as interest, attorneys' fees and other costs and expenses. On June 8, 1998, an agreement in principle to settle the litigation was reached with the plaintiffs' attorneys. In October 1998, the Court and members of the class approved the settlement which required that the Defendants, the registrant and ICHOR (formerly PDGR), pay a total of $432,500 to settle the lawsuit. The registrant's share of the settlement was $173,000. Additionally, the registrant incurred $27,000 of legal expenses in relation to the litigation. The $200,000 expense was reflected in the fiscal 1999 financial statements as a discontinued operations item as it relates to ICHOR which was accounted for as a discontinued operation. The registrant paid its portion to the settlement fund in October 1998. On January 26, 1999, the Court finally approved the settlement.

NOTE 16 -- QUARTERLY RESULTS (UNAUDITED)

The Company had the following results by quarter:

                                              FIRST        SECOND        THIRD        FOURTH
                                             QUARTER       QUARTER      QUARTER      QUARTER        YEAR
                                           -----------   -----------   ----------   ----------   -----------
YEAR ENDING JANUARY 31, 1999
Revenues                                   $13,351,000   $10,844,000   $7,148,000   $5,485,000   $36,828,000
Gross margin                                 1,749,000     1,588,000      831,000    1,098,000     5,266,000
Net income before income tax, minority
  interest and discontinued operations         581,000       678,000       65,000      264,000     1,588,000
Net income before discontinued operations      561,000       658,000       45,000       46,000     1,310,000
Net income                                     561,000       458,000       45,000       46,000     1,110,000
Earnings per share before discontinued
  operations
     Basic                                        0.09          0.09         0.01         0.01          0.18
     Diluted                                      0.07          0.08         0.01         0.01          0.16
Earnings per share
     Basic                                 $      0.09   $      0.06   $     0.01   $     0.01   $      0.15
     Diluted                               $      0.07   $      0.06   $     0.01   $     0.01   $      0.14
YEAR ENDING JANUARY 31, 1998
Revenues                                   $ 4,489,000   $ 5,310,000   $6,204,000   $8,607,000   $24,610,000
Gross margin                                   829,000       901,000    1,096,000    1,493,000     4,319,000
Net income previously reported                 158,000       266,000      359,000      457,000     1,240,000
Compensation adjustment*                            --            --           --     (863,000)     (863,000)
                                           -----------   -----------   ----------   ----------   -----------
Net income as restated                     $   158,000   $   266,000   $  359,000   $ (406,000)* $   377,000*
Earnings per share
     Basic                                 $      0.03   $      0.04   $     0.06   $    (0.06)  $      0.06
     Diluted                               $      0.02   $      0.04   $     0.05   $    (0.06)  $      0.05

*Restated for stock option plan non cash compensation adjustment of $863,000 which results in a decrease in net income and a compensating increase in paid in capital. This had no effect upon total stockholders' equity (See Note 1).

                            PDG ENVIRONMENTAL, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                              FOR THE YEARS ENDED
                        JANUARY 31, 1999, 1998 AND 1997

                                                       BALANCE AT            ADDITIONS                              BALANCE
                                                       BEGINNING              CHARGED                               AT CLOSE
                                                        OF YEAR              TO INCOME          DEDUCTIONS(1)       OF YEAR
                                                    ----------------       --------------       -------------       --------
1999
Allowance for doubtful accounts                         $48,000               $    --              $48,000          $    --
                                                        =======               =======              =======          =======
1998
Allowance for doubtful accounts                         $47,000               $48,000              $47,000          $48,000
                                                        =======               =======              =======          =======
1997
Allowance for doubtful accounts                         $44,000               $ 3,000              $    --          $47,000
                                                        =======               =======              =======          =======

(1)Uncollectible accounts written off, net of recoveries.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                            PDG ENVIRONMENTAL, INC.
          PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, SEPTEMBER 7, 1999

    The undersigned hereby constitutes and appoints Dulcia Maire, with powers of substitution, as proxies, to vote all of the shares of the Common Stock of the Corporation registered in the name of the undersigned at the close of business on July 26, 1999, at the Annual Meeting of Stockholders of the Corporation to be held on September 7, 1999 at 9:00 A.M., E.D.T. at the Ramada Inn, 699 Rodi Road, Pittsburgh, Pennsylvania 15235, and at any adjournment thereof, upon the matters described in the Notice of such Annual Meeting and Proxy Statement dated August 2, 1999, receipt of which is hereby acknowledged, and upon any other business that may properly come before the Meeting.

    The shares represented by this Proxy will be voted and the shares represented by this Proxy will be voted as specified hereon, but if no specification is made, the proxies intend to vote FOR the election of the nominees listed in the Proxy Statement and FOR approval of the other proposals described in the Proxy Statement.

         a. Election of Directors        FOR ALL NOMINEES LISTED BELOW [ ]              WITHHOLD AUTHORITY [ ]
                                         (EXCEPT AS MARKED TO THE CONTRARY BELOW)       TO VOTE FOR ALL NOMINEES LISTED BELOW

John C. Regan, Richard A. Bendis, Edgar Berkey, James D. Chiafullo and
     Edwin J. Kilpela for a term of one year.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

     ----------------------------------------------------------------------

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          (Continued and to be signed and voted on the reverse side.)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     b. Ratification of the Independent Auditors

             [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

Signature(s) must correspond with the name or names as they appear printed on this Proxy. When signing as
                                            attorney, administrator,
                                            executor, guardian or trustee,
                                            please add your full title as
                                            such. If shares are registered
                                            in the names of joint tenants
                                            or trustees, each joint tenant
                                            or trustee should sign.

                                            DATED: , 1999

                                            -------------------------------

                                            -------------------------------

                                            Signature(s) of Stockholder(s)

                                            PLEASE DATE, SIGN AND MAIL THIS
                                            PROXY IN THE ENVELOPE PROVIDED,
                                            POSTAGE NOT NECESSARY IF MAILED
                                                 IN THE UNITED STATES.